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                                                                       EXHIBIT A

                               AGREEMENT OF MERGER

         AGREEMENT OF MERGER ("Agreement"), dated as of May 22, 2000, by and among BMC Software, Inc., a Delaware corporation ("BMC"), Hansen Acquisitions Ltd., an Israeli corporation and a wholly owned subsidiary of BMC ("Merger Sub"), and OptiSystems Solutions, Ltd., an Israeli corporation ("OptiSystems").

                              W I T N E S S E T H:

         WHEREAS, BMC, Merger Sub and OptiSystems intend to effect a merger of Merger Sub into OptiSystems (the "Merger") in accordance with this Agreement and the Israeli Companies Law-5759-1999 (the "Companies Law") pursuant to which Merger Sub will cease to exist, and OptiSystems will become a wholly owned subsidiary of BMC;

         WHEREAS, the respective boards of directors of BMC, Merger Sub and OptiSystems deem the Merger desirable and in the best interests of their respective corporations and their respective stockholders, and have proposed, declared advisable, and approved the Merger pursuant to this Agreement, which has been duly approved by resolutions of the respective boards of directors of BMC, Merger Sub and OptiSystems;

         WHEREAS, in order to induce BMC to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this
Agreement: Noah Perlman and Gerry Frankel (collectively, the "Stock Option Shareholders") have entered into Stock Option Agreements (the "Stock Option Agreements") with BMC; and

         WHEREAS, in order to induce BMC to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this
Agreement: Noah Perlman and Gerry Frankel (collectively, the "Significant OptiSystems Shareholders") are delivering certain undertakings to BMC (the "OptiSystems Shareholder Undertakings").

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and in order to set forth the terms and conditions of the Merger, the mode of carrying the same into effect, the manner and basis of converting the rights of the current holders of the presently outstanding ordinary shares, par value NIS 0.05 per share (the "OptiSystems Shares"), of OptiSystems into the right to receive the Merger Consideration (as defined herein), and such other details and provisions as are deemed necessary or proper, the parties hereto agree as follows:

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                                    ARTICLE I

                                     MERGER

         1.1. The Merger. Subject to and in accordance with the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined) Merger Sub (as the target company (Chevrat Ha'Yaad) in the Merger) shall be merged with and into OptiSystems (as the absorbing company (HaChevra Ha'Koletet) in the Merger), the separate existence of Merger Sub shall cease, and OptiSystems (i) shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation"), (ii) shall be governed by the laws of the State of Israel, (iii) shall maintain a registered office in the State of Israel, and shall (iv) succeed to and assume all of the rights, properties and obligations of Merger Sub and OptiSystems in accordance with the Israeli Companies Law.

         1.2. Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin, Houston, Texas 77002 on a date to be designated by BMC (the "Closing Date"), which shall be no later than the second business day after the later to occur of (i) the satisfaction or waiver of the conditions set forth in Article V or (ii) the 70th day after the delivery of the Merger Proposal (as hereinafter defined) to the Companies Registrar.

         1.3. Effective Time. As soon as practicable on the Closing Date, Merger Sub shall deliver to the Companies Registrar a notice (the "Merger Sub Notice") informing the Companies Registrar that the Merger was approved by the general shareholders meeting of Merger Sub. The Merger shall become effective at the time of the delivery of the Merger Sub Notice to the Companies Registrar (the "Effective Time") in the manner provided in Section 323 of the Israeli Companies Law.

         1.4. Material Adverse Effect. "Material Adverse Effect" or "Material Adverse Change" means any effect, change, event, circumstance or condition which when considered with all other effects, changes, events, circumstances or conditions could reasonably be expected to materially adversely affect the business, results of operations or financial condition of BMC or OptiSystems, in each case including its respective subsidiaries together with it taken as a whole, as the case may be. In no event shall any of the following constitute a Material Adverse Effect or a Material Adverse Change: (i) a change in the trading prices of either of BMC's or OptiSystems' equity securities between the date hereof and the Effective Time, in and of itself; (ii) effects, changes, events, circumstances or conditions generally affecting the industry or markets in which either BMC or OptiSystems operate or arising from changes in general business or economic conditions; (iii) effects, changes, events, circumstances or conditions directly attributable to (A) out-of-pocket fees and expenses (including without limitation legal, accounting, investigatory, investment banking, and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement or (B) the payment by OptiSystems of all amounts due to any officers or employees of OptiSystems under employment contracts, non-competition agreements, employee benefit plans or severance arrangements described in the OptiSystems Disclosure Schedule (as defined herein); (iv) any effects, changes, events, circumstances or conditions resulting from any change in law or


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generally accepted accounting principles, which affect generally entities such as BMC and OptiSystems; (v) any effect resulting from compliance by BMC or OptiSystems with the terms of this Agreement; and (vi) any loss of revenues or sales and support personnel during the period from the date hereof to the Effective Time attributable to the announcement or pendency of the Merger; provided that in order to rely on the exception contained in this clause (vi) OptiSystems shall be required to prove with clear and convincing evidence that the loss of such revenues or sales and support personnel is directly attributable to the announcement or pendency of the Merger.

         1.5. Conversion of Securities upon Merger. The manner and basis of converting the issued and outstanding shares of the capital stock of OptiSystems into the Merger Consideration shall be as hereinafter set forth in this Section 1.5.

                  1.5.1. Conversion of OptiSystems Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of BMC, Merger Sub, OptiSystems or any shareholder of OptiSystems or Merger Sub:

                           (a) any OptiSystems Shares then held by OptiSystems
                  or any wholly owned subsidiary of OptiSystems (or held in OptiSystems' treasury) shall remain outstanding, and no consideration shall be delivered in exchange therefor;

                           (b) any OptiSystems Shares then held by BMC, Merger
                  Sub or any other wholly owned subsidiary of BMC shall remain outstanding, and no consideration shall be delivered in exchange therefor;

                           (c) each other holder of OptiSystems Shares then
                  issued and outstanding, shall automatically be deemed to have transferred such OptiSystems Shares to BMC in return for the right to receive $10.00 in cash, without interest thereon (the "Per Share Merger Consideration") for each such OptiSystems Share, upon surrender, in accordance with Section 1.5.2 hereof, of certificates theretofore evidencing OptiSystems Shares. The aggregate amount of cash to be paid in the Merger is hereinafter referred to as the "Merger Consideration;"

                           (d) each OptiSystems Share that has been converted
                  into the right to receive the Per Share Merger Consideration shall be registered in the name of BMC; and

                           (e) all shares of Merger Sub shall be converted into
                  shares of OptiSystems and shall be registered in the name of BMC.

                  1.5.2. Exchange of Certificates Representing OptiSystems Shares. In accordance with the provisions of this Agreement, immediately prior to the Effective Time, BMC shall pay an amount equal to the Per Share Merger Consideration multiplied by the number of OptiSystems Shares outstanding as of the Effective Time, and the amount required to be paid to the holders of OptiSystems Warrants, by wire transfer of immediately available funds to


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         an exchange agent designated by BMC (the "Exchange Agent"). Commencing on the Effective Time, each holder of an outstanding certificate or certificates theretofore representing OptiSystems Shares may surrender the same to the Exchange Agent, and such holder shall be entitled upon such surrender to receive in exchange therefor payment of $10.00 per OptiSystems Share (without interest thereon) represented by the certificate or certificates so surrendered. However, before surrender, each outstanding certificate representing issued and outstanding OptiSystems Shares shall be deemed, for all purposes, only to evidence the right to receive the amount of cash into which such shares have been so converted in accordance with Section 1.5.1.

                  1.5.3. Unclaimed Merger Consideration; No Escheat. Subject to any contrary provision of governing law, all consideration deposited with the Exchange Agent or held by BMC for the payment of the consideration into which the outstanding OptiSystems Shares shall have been converted, and remaining unclaimed for one year after the Effective Time, shall be paid or delivered to BMC; and the holder of any unexchanged certificate or certificates which before the Effective Time represented OptiSystems Shares shall thereafter look only to BMC for exchange or payment thereof upon surrender of such certificate or certificates to BMC.

                  1.5.4. Withholding. BMC (or any affiliate thereof) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of OptiSystems Shares such amounts as BMC (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under any applicable federal, state, local or foreign tax law. To the extent that amounts are so withheld by BMC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of OptiSystems Shares in respect of which such deduction and withholding was made by BMC.

                  1.5.5. OptiSystems' Transfer Books Closed. Upon the Effective Time, (a) the stock transfer books of OptiSystems shall be deemed closed, and no transfer of any certificates theretofore representing the OptiSystems Shares shall thereafter be made or consummated; and (b) all holders of certificates representing OptiSystems Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of OptiSystems. No further transfer of any such OptiSystems Shares shall be made on such share transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any OptiSystems Shares (a "OptiSystems Share Certificate") is presented to the Exchange Agent or to the Surviving Corporation or BMC, such OptiSystems Share Certificate shall be canceled and shall be exchanged as provided in Section 1.5.2.

         1.6. Further Action. Merger Sub and OptiSystems shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any further action is determined by BMC to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving


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Corporation with full right, title and possession of and to all rights and assets of Merger Sub and OptiSystems, the officers and directors of the Surviving Corporation and BMC shall be fully authorized (in the name of Merger Sub, in the name of OptiSystems and otherwise) to take such action.

         1.7. Treatment of Stock Options. On the Effective Time, each of the then outstanding options to purchase OptiSystems Shares, excluding the OptiSystems Warrants (as defined herein) (collectively, the "OptiSystems Options")(which includes all outstanding options granted under OptiSystems' stock option plans (the "OptiSystems Option Plans") and OptiSystems' stock option agreements (the "OptiSystems Option Agreements")) will and without any further action on the part of any holder thereof (herein, an "Optionholder"), be terminated immediately prior to the Effective Time solely in exchange for the right to receive, promptly upon the surrender of such OptiSystems Option an amount in cash equal to the product of (i) the number of OptiSystems Shares subject to such OptiSystems Option and (ii) the amount, if any, by which the Per Share Merger Consideration exceeds the exercise price per OptiSystems Share subject to such OptiSystems Option.

         1.8. Treatment of Warrants. Commencing on the Effective Time and continuing until the expiration of, each of the then outstanding warrants to purchase OptiSystems Shares (collectively, the "OptiSystems Warrants"), OptiSystems Warrants will and without any further action on the part of any holder thereof (herein, a "Warrantholder") be treated as follows: (a) with respect to OptiSystems Warrants that are not Underwriters Warrants (as defined below) ("Public Warrants"), such Public Warrants shall represent the right to receive, promptly upon the surrender to the Exchange Agent of such Public Warrants, and without any further action on the part of the holder thereof, an amount in cash equal to the product of (i) the number of OptiSystems Shares subject to such Public Warrant and (ii) the amount, if any, by which the Per Share Merger Consideration exceeds the exercise price per OptiSystems Share subject to such Public Warrant and (b) with respect to the OptiSystems Warrants that were issued pursuant to that certain Representatives Warrant Agreement dated as of June 12, 1997 between OptiSystems and National Securities Corporation (the "Underwriters Warrants"), such Underwriters Warrants shall represent the right to receive, promptly upon the surrender to the Exchange Agent of such Underwriters Warrants, and without any further action on the part of the holder thereof, (x) the number of Public Warrants into which such Underwriters Warrant is convertible pursuant to the terms of such Underwriters Warrant upon payment of the exercise price therefore, which Public Warrants so issued shall be treated as set forth in clause (a) of this Section 1.8 and (y) an amount in cash equal to the product of (i) the number of OptiSystems Shares subject to the Underwriters Warrant and (ii) the amount, if any, by which the Per Share Merger Consideration exceeds the exercise price per OptiSystems Share subject to such Underwriters Warrant. At the Effective Time, BMC shall execute and deliver to the holders of the Underwriters Warrants a supplemental warrant agreement providing for the treatment of the Underwriters Warrant as set forth above.

         1.9. Right to Change Structure. Notwithstanding anything to the contrary contained in this Agreement, if the Merger cannot be consummated in the structure contemplated by this Agreement, then the Merger shall be restructured to the extent possible as an "arrangement" within the meaning of Section 351 of the Israeli Companies Law; provided, however, that no restructuring


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of the Merger pursuant to this Section 1.9 shall change the Per Share Merger
Consideration, materially delay consummation of the Merger or have a material adverse effect on the ability of the parties to satisfy the conditions to the Closing or on the anticipated tax consequences to the parties of the Merger. In the event the Merger is restructured as an "arrangement" pursuant to this
Section 1.9, the parties shall (i) execute such documents as BMC may reasonably determine to be appropriate for the purpose of reflecting the restructuring of the Merger as an "arrangement" and (ii) make such applications and filings and take such other actions as are appropriate in order to implement such "arrangement."

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                    OF VISION

         OptiSystems represents and warrants as follows:

         2.1. Organization and Standing. OptiSystems is a corporation duly organized and validly existing under the laws of the State of Israel, has all requisite power and authority to carry on its business as it is currently conducted and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on OptiSystems. OptiSystems has delivered to BMC accurate and complete copies of its memorandum of association and articles of association and other charter documents, including all amendments thereto.

         2.2. Agreement Authorized and its Effect on Other Obligations.

                  2.2.1 Authorization and Enforceability. OptiSystems has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Required OptiSystems Shareholder Vote (as hereinafter defined), to consummate the transactions contemplated hereby and thereby. The execution and delivery by OptiSystems of this Agreement and the performance by OptiSystems of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of OptiSystems (other than with respect to the Merger, the receipt of the Required OptiSystems Shareholder Vote). This Agreement has been duly executed and delivered by OptiSystems and (assuming due authorization, execution and delivery hereof by the other parties hereto) constitutes a legal, valid and binding obligations of OptiSystems, enforceable (subject to normal equity principles) against OptiSystems in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. Assuming neither BMC nor Merger Sub, nor any of their affiliates, vote any shares they own, the affirmative vote of 75% of the voting power of OptiSystems present and voting at the OptiSystems General Meeting


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         (the "Required OptiSystems Shareholder Vote") is the only vote of the holders of any shares of OptiSystems necessary to approve the Merger. The quorum required for the OptiSystems General Meeting is two shareholders who hold at least 51% of the voting rights of the issued share capital of OptiSystems. No vote or approval of (i) any creditor of OptiSystems, (ii) any holder of any option or warrant granted by OptiSystems, or (iii) any shareholder of any of OptiSystems' subsidiaries is necessary in order to approve or permit the consummation of the Merger.

                  2.2.2. Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to OptiSystems or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) the consent of the Israeli Investment Center of the Israeli Ministry of Trade & Industry (the "Investment Center"), (b) the consent of the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry ("OCS"), (c) the approval of the Israeli Commissioner of Restrictive Trade Practices, if necessary and (d) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not have, individually or in the aggregate, a Material Adverse Effect on OptiSystems. OptiSystems is its own "ultimate parent entity" as such term is defined in regulations under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") at 16 C.F.R. 801.1(a)(3) and does not meet the size of person test set forth in the HSR Act at 15 U.S.C. 18a(a).

                  2.2.3. No Violation. Assuming the receipt of all consents, approvals, orders or authorizations of, and the registration, declaration or filing with, any Governmental Entity contemplated by
         Section 2.2.2, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation or breach of any term or provision of, nor constitute a default under, the articles of association or memorandum of association of OptiSystems; (ii) contravene, conflict with or result in a violation or breach of, or result in a default under, any obligations, indenture, mortgage, deed of trust, lease, contract or other agreement to which OptiSystems or any of its subsidiaries is a party or by which any of them or their properties are bound, (iii) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge the Merger or to exercise any remedy or obtain any relief under, any legal requirement or any order, writ, injunction, judgment or decree to which OptiSystems, or any of the assets owned or used by OptiSystems, is subject, (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, modify or exercise any right or remedy or require any refund or recapture with respect to, any Grant (as hereinafter defined) given by any Governmental Entity (or any benefit provided or available thereunder) or other permit, license, consent, authorization, grant, benefit, right that is held by OptiSystems or that otherwise relates to the business or assets of OptiSystems, (v) result in the imposition, creation or crystallization of any Encumbrance upon or with respect


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         to any asset owned or used by OptiSystems, or (vi) with the passage of time, the giving of notice, or the taking of any action by a third person, have any of the effects set forth in clauses (i) through (v) of this Section; in each case (other than clause (i) hereof) other than such violations, breaches or defaults as could not reasonably be expected to have a Material Adverse Effect on OptiSystems. Section 2.2 of the OptiSystems Disclosure Schedule lists all holders of any material indebtedness of OptiSystems, the lessors of any material property leased by OptiSystems and the other parties to any material agreements to which OptiSystems is a party in each case whose consent to the Merger is required.

         2.3. Capitalization. The authorized share capital of OptiSystems consists of NIS 10,000,000 divided into 20,000,000 ordinary shares, par value NIS .05 per share, of which as of the date hereof 6,060,080 shares are issued and outstanding, an additional 1,880,000 shares are reserved for issuance in conjunction with OptiSystems Options (of which 1,536,000 OptiSystems Options are issued and outstanding as of the date hereof) and an additional 2,640,000 shares are reserved for issuance in conjunction with the OptiSystems Warrants. All of such outstanding shares are validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive rights of any stockholder.
Section 2.3 of the OptiSystems Disclosure Schedule delivered by OptiSystems to BMC dated the date hereof (the "OptiSystems Disclosure Schedule") sets forth a complete list as of the date of this Agreement of all outstanding options, warrants or obligations of any kind to issue any shares of capital stock of OptiSystems, the owners thereof and the amounts owed. Other than as set forth in
Section 2.3 of the OptiSystems Disclosure Schedule, OptiSystems has no outstanding options, warrants or obligations of any kind to issue any shares of its capital stock. Except as set forth in Section 2.3 of the OptiSystems Disclosure Schedule: (i) none of the outstanding OptiSystems Shares, OptiSystems Options or OptiSystems Warrants, and no holder of any OptiSystems Shares, OptiSystems Options or OptiSystems Warrants, is entitled or subject to any preemptive right, right of participation, right of maintenance or similar right;
(ii) to the knowledge of OptiSystems, none of the outstanding OptiSystems Shares, OptiSystems Options or OptiSystems Warrants, and no holder of OptiSystems Shares, OptiSystems Options or OptiSystems Warrants, is subject to any right of first refusal; and (iii) to the knowledge of OptiSystems, there are no contracts, undertakings or agreements relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any OptiSystems Shares, OptiSystems Options or OptiSystems Warrants. Other than the OptiSystems Warrants, OptiSystems is not under any obligation, or bound by any contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any OptiSystems Shares, OptiSystems Options or OptiSystems Warrants. The treatment of the OptiSystems Options and the OptiSystems Warrants in accordance with Sections 1.7 and 1.8 of this Agreement will not violate or conflict with the terms of the OptiSystems Option Plans, OptiSystems Option Agreements, the applicable warrant agreements governing the terms of the OptiSystems Warrants or any other agreement or plan governing the terms of the OptiSystems Options or the OptiSystems Warrants.

         2.4. Subsidiaries. Section 2.4 of the OptiSystems Disclosure Schedule lists the subsidiary corporations of OptiSystems existing at the date hereof, and shows as to each of such subsidiary corporations the percentage of the total outstanding stock thereof which is owned by OptiSystems.


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All outstanding shares of capital stock of the subsidiary corporations owned by
OptiSystems are validly issued, fully paid, and non-assessable, and OptiSystems has good and valid title thereto free and clear of any mortgage, pledge, lien, charge, security interest, option, right of first refusal, preferential purchase right, defect, encumbrance or other right or interest of any other person (collectively, an "Encumbrance"). Each such subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction under which it is incorporated and has full requisite corporate power and authority to own its property and carry on its business as presently conducted by it and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on OptiSystems. As used in this Article II, the term "OptiSystems" also includes any and all of its directly and indirectly held subsidiaries, except where the context indicates to the contrary; provided, however, that for purposes of Sections 2.7.1 and 2.20, the term "OptiSystems" further includes any corporation, trade, business or entity under common control with OptiSystems within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

         2.5. Reports and Financial Statements. OptiSystems has previously furnished to BMC true and complete copies of (a) all annual reports filed with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act since December 31, 1996, (b) all other reports filed with the Commission since December 31, 1996, and (c) any registration statements declared effective by the Commission since December 31, 1996. The consolidated financial statements of OptiSystems and its subsidiaries included in OptiSystems' most recent report on Form 20-F and any other reports filed with the Commission by OptiSystems subsequent thereto, including reports on Form 6-K (collectively, the "OptiSystems Reports") were, or (if filed after the date hereof) will be, prepared in accordance with the published regulations of the Commission and in accordance with Israeli generally accepted accounting principles ("Israeli GAAP") applied on a consistent basis during the periods involved and fairly present, or will present, the consolidated financial position for OptiSystems and its subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (except with respect to interim period financial statements, for normal year-end adjustments which are, individually or in the aggregate, not material in amount); the OptiSystems Reports were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, as the case may be, and applicable rules and regulations of the Commission thereunder; and, as of the time of filing or on the date that an amendment or supplement thereto was filed, the OptiSystems Reports, as amended or supplemented, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under whey they were made, not misleading. Since December 31, 1996, OptiSystems has filed with the Commission all reports required to be filed by OptiSystems under the Exchange Act and the Securities Act and the rules and regulations promulgated by the Commission thereunder. OptiSystems is a "foreign private issuer" as such term is defined under Rule 3b-4(c) promulgated by the Commission under the Exchange Act.


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         2.6. Liabilities. OptiSystems does not have any liabilities or obligations, either accrued, absolute, contingent, or otherwise, or have any knowledge of any potential liabilities or obligations, which could reasonably be expected to have a Material Adverse Effect on OptiSystems, other than those (i) disclosed in the OptiSystems Reports or (ii) set forth in Section 2.6 of the OptiSystems Disclosure Schedule.

         2.7. Additional OptiSystems Information. Set forth in Section 2.7 of the OptiSystems Disclosure Schedule are true, complete and correct lists of the following items, and OptiSystems agrees that upon the request of BMC, it will furnish to BMC true, complete and correct copies of any documents referred to in such lists:

                  2.7.1. Employee Compensation Plans. All bonus, incentive compensation, stock option, deferred compensation, profit-sharing, retirement, pension, welfare, severance pay, supplemental income, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements covering active, former or retired employees of OptiSystems (collectively, "OptiSystems Plans"), together with copies of the related summary plan descriptions, if any, the most recent reports, if any, with respect to such plans, arrangements, or trust agreements filed with any governmental agency and all Internal Revenue Service determination letters that have been received with respect to such plans;

                  2.7.2. Certain Salaries. The names and salary rates of all present officers and employees of OptiSystems whose current regular annual salary rate is $100,000 or more, together with any bonuses paid or payable to such persons for the fiscal year ended December 31, 1999, or since that date, and, to the extent existing on the date of this Agreement, all arrangements with respect to any bonuses to be paid to them from and after the date of this Agreement (including compensation payable pursuant to bonus, deferred compensation or commission arrangements or in connection with any manager's insurance, education fund and health fund), and such employee's employer, date of employment and position;

                  2.7.3. Employee Agreements. Any collective bargaining agreements of OptiSystems with any labor union or other representative of employees, including amendments, supplements, and understandings, and all employment and consulting agreements of OptiSystems in effect on the date hereof;

                  2.7.4. Guaranties. All third party indebtedness, liabilities and commitments of others as to which OptiSystems is a guarantor, endorser, co-maker, surety, or accommodation maker, or is contingently liable therefor (excluding liabilities as an endorser of checks and the like in the ordinary course of business) and all letters of credit, whether stand-by or documentary, issued by any third party; and

                  2.7.5. Environmental. All environmental orders and decrees material to current operations conducted by OptiSystems and all environmental audits, assessments, investigations and reviews conducted within the last five years on any property owned or used by OptiSystems.

         2.8. No Undisclosed Contracts or Defaults. Except as may be specified in the OptiSystems Reports or Section 2.8 of the OptiSystems Disclosure Schedule, OptiSystems is not a party to, or bound by, any material contract or arrangement of any kind to be performed after the Effective Time, nor is OptiSystems in default in any material obligation or covenant on its part to be performed under any material obligation, lease, contract, order, plan or other arrangement.

         2.9. Absence of Certain Changes and Events. Except as set forth in the OptiSystems Reports or in Section 2.9 of the OptiSystems Disclosure Schedule, since December 31, 1999, there has not been:

                  2.9.1. Financial Change. On or prior to the date hereof, any adverse change in the financial condition, operations, assets, liabilities or business of OptiSystems which could reasonably be expected to have a Material Adverse Effect on OptiSystems;

                  2.9.2. Property Damage. Any damage, destruction, or loss to the business or properties of OptiSystems (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect on OptiSystems;

                  2.9.3. Dividends. Any declaration, setting aside, or payment of any dividend or other distribution in respect of the OptiSystems Shares, or any direct or indirect redemption, purchase or any other acquisition by OptiSystems of any such stock;

                  2.9.4. Labor Disputes. Any labor dispute (other than routine grievances);

                  2.9.5. Employment Arrangements. Any increase in compensation, bonus, deferred compensation, stock options or other consideration of any employee or director other than in the ordinary course of business consistent with past practice;

                  2.9.6. Securities. Any sale, issue or grant of (i) any share or other security (except for OptiSystems Shares issued upon the valid exercise of outstanding options in accordance with the terms of OptiSystems Plans or the OptiSystems Option Agreements or the exercise of the OptiSystems Warrants), (ii) any option, warrant or right to acquire any share or any other security, or (iii) any instrument convertible into or exchangeable for any share or other security; or

                  2.9.7. Amendments to Charter Documents. Any amendment to the memorandum of association, articles of association or other charter or organizational documents of OptiSystems; the consummation of any merger, consolidation, amalgamation, arrangement, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares or similar transaction involving OptiSystems.

         2.10.  Taxes.

                  2.10.1. Tax Returns Filed; Taxes Paid. Except as set forth in
         Section 2.10.1 of the OptiSystems Disclosure Schedule, (i) all returns, declarations, claims for refund, information returns and reports ("Tax Returns") of or with respect to any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local, foreign or other taxing authority or agency, including, without limitation, (x) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal (tangible and intangible) property, environmental, capital stock, leasing, lease, user, license, registration, payroll, withholding, disability, employment, social security (or similar), workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (y) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (z) interest, penalties and additions to tax imposed with respect thereto ("Tax" or "Taxes") which are required to be filed on or before the Closing by or with respect to OptiSystems have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all such information and any other information provided in each such Tax Return is true, correct and complete, (iii) all Taxes owed by OptiSystems which have become or will become due have been or will be timely paid in full, (iv) all Tax withholding and deposit requirements imposed on or with respect to OptiSystems have been or will be satisfied in full in all respects, (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, and (vi) there are no Encumbrances on any of the assets of OptiSystems that arose in connection with any failure (or alleged failure) to pay any Tax.

                  2.10.2. Open and Closed Returns Disclosed. Section 2.10.2 of the OptiSystems Disclosure Schedule lists all federal, state, local and foreign income Tax Returns (excluding information returns) filed with respect to OptiSystems for the six taxable years ending prior to the date hereof, indicates those Tax Returns that have been audited, indicates those Tax Returns that are currently the subject of audit, and indicates those Tax Returns whose audits have been closed.

                  2.10.3. Extensions Disclosed. Except as set forth in Section
         2.10.3 of the OptiSystems Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to OptiSystems or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to OptiSystems.

                  2.10.4. Claims Disclosed. There is no outstanding written claim from any governmental taxing authority against OptiSystems for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any governmental taxing authority with respect to any Tax Return of or with respect to

         OptiSystems with respect to any period for which the statute of limitations on the assessment of tax deficiencies has not expired other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Section 2.10.4 of the OptiSystems Disclosure Schedule. No written claim has ever been made by a governmental taxing authority in a jurisdiction where OptiSystems does not file Tax Returns that it is or may be subject to taxation in that jurisdiction with respect to any period starting after December 31, 1994.

                  2.10.5. Scheduled Tax Liabilities Sufficient. The total amounts set up as liabilities for current and deferred Taxes in the financial statements referred to in Section 2.5 of this Agreement are sufficient to cover in all material respects the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to OptiSystems up to and through the periods covered thereby.

                  2.10.6. Tax Allocation Agreements. OptiSystems has previously delivered to BMC true and complete copies of each written Tax allocation or sharing agreement and a true and complete description of each unwritten Tax allocation or sharing arrangement affecting OptiSystems. No payments are due or will become due by OptiSystems pursuant to any such agreement or arrangement or any Tax indemnification agreement except as set forth in Section 2.10.6 of the OptiSystems Disclosure Schedule.

                  2.10.7. No Tax Liens. Except for statutory liens for current Taxes not yet due, no material liens for Taxes exist upon the assets of OptiSystems.

                  2.10.8. Change of Accounting Method. OptiSystems will not be required to include any amount in income for any taxable period beginning after the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period.

                  2.10.9. Partnerships; Foreign Corporations. Except as set forth in Section 2.10.9 of the OptiSystems Disclosure Schedule, none of the property of OptiSystems is held in an arrangement that is classified as a partnership for Tax purposes, and OptiSystems does not own any interest in any controlled foreign corporation (as defined in section 957 of the Code), foreign personal holding company (as defined in section 552 of the Code), passive foreign investment company (as defined in section 1297 of the Code) or other entity the income of which is required to be included in the income of OptiSystems.

                  2.10.10. Safe Harbor Leases; Tax-Exempt Use Property. Except as set forth in Section 2.10.10 of the OptiSystems Disclosure Schedule, none of the property of OptiSystems is subject to a safe-harbor lease (pursuant to section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of section 168(g)(5) of the Code).

                  2.10.11. Section 341(f) Election. OptiSystems has not made an election under section 341(f) of the Code.

                  2.10.12. Business Attributes. Intentionally omitted.

                  2.10.13. Activity Limitations. OptiSystems has not entered into any agreement or arrangement with any taxing authority that requires it to take any action or to refrain from taking any action, except for the undertaking in connection with the grant of an "approved enterprise" status as described in Section 2.27 of the OptiSystems Disclosure Schedule and the undertaking in connection with the grant of options under Section 102 of the Israeli Income Tax Ordinance.

                  2.10.14. Franchise Taxes. Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to OptiSystems shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

                  2.10.15. Golden Parachute Payments. Except as set forth in
         Section 2.10.15 of the OptiSystems Disclosure Schedule, OptiSystems has not made any payments, is not obligated to make any payments, or is not a party to any agreements that under certain circumstances could obligate it to make any payments that would not be deductible under section 280G of the Code.

                  2.10.16. Affiliated Groups. Except as set forth in Section
         2.10.16 of the OptiSystems Disclosure Schedule, OptiSystems (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) does not have any liability for Taxes of any person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                  2.10.17. United States Real Property Holding Corporation. OptiSystems has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code since December 31, 1994.

                  2.10.18. Tax Incentives. Section 2.10.18 of the OptiSystems Disclosure Schedule, together with OptiSystems' annual report on Form 20-F for the year ended December 31, 1998, lists each tax incentive granted to OptiSystems and its subsidiaries under the laws of the State of Israel, the period for which such tax incentive applies, and the nature of such tax incentive. OptiSystems has complied with all material requirements of Israeli law to be entitled to claim all such incentives. Subject to the receipt of the approvals set forth in
         Section 2.2.2 below and compliance by the Surviving Corporation with the applicable requirements and conditions, the consummation of the Merger will not adversely affect the remaining duration of the incentive or require any recapture of any previously claimed incentive, and no consent or approval of any governmental authority is required, other than as contemplated by Section 2.21, prior to the consummation of the Merger in order to preserve the entitlement of OptiSystems or its subsidiaries to any such incentive.

         2.11. Intellectual Property.

                  2.11.1. Ownership. Section 2.11.1 of the OptiSystems Disclosure Schedule accurately identifies all software programs currently being marketed by OptiSystems and all software products or programs under development by OptiSystems but not currently marketed (collectively, the "Software Programs"). OptiSystems owns full and unencumbered right and good and valid title to the Software Programs listed in Section 2.11.1 of the OptiSystems Disclosure Schedule, all patents, trademarks, service marks, trade names, domain names and copyrights (including registrations and applications pertaining thereto and extensions, continuations, renewals or divisions of any such registrations or applications) and all other intellectual property rights, trade secrets, processes, formulas, know-how and other confidential or proprietary information, processes and formulae used in its businesses or otherwise necessary for the conduct of its businesses (the "Intellectual Property"), free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind. Section 2.11.1 of the OptiSystems Disclosure Schedule contains a complete list of all registered trademarks and service marks, all reserved trade names, all registered copyrights and all filed patent applications and issued patents used in, or otherwise necessary for the conduct of, the business of OptiSystems as heretofore conducted.

                  2.11.2. Notices. Section 2.11.2 of the OptiSystems Disclosure Schedule sets forth the form and placement of the proprietary legends and copyright notices displayed in or on the Software Programs. In no instance has the eligibility of the Software Programs for protection under applicable copyright law been forfeited to the public domain by omission of any required notice or any other action.

                  2.11.3. Protection. OptiSystems has in force the trade secret protection program set forth in Section 2.11.3 of the OptiSystems Disclosure Schedule. There has been no violation of such program by any person or entity. Except with respect to the distribution of source code of the Software Programs that can only be distributed in source code (such Software Programs being listed by name in Section 2.11.3 of the OptiSystems Disclosure Schedule) pursuant to license agreements listed in Section 2.13.1 of the OptiSystems Disclosure Schedule, the source code and related technical system documentation for the Software Programs (i) have at all times been maintained in strict confidence and
         (ii) have been disclosed by OptiSystems only to employees and contractors who have had a "need to know" the contents thereof in connection with the performance of their duties to OptiSystems and who have executed written agreements requiring the recipient to keep the information in strict confidence.

                  2.11.4. Personnel. All personnel who now, or during the past five years have been employees, agents, consultants and contractors of OptiSystems, who have contributed to or participated in the conception and development of the Software Programs, technical documentations, or Intellectual Property on behalf of OptiSystems have executed nondisclosure agreements in form provided by OptiSystems to BMC and either (1) have been a party to a "work-for-hire" arrangement or agreements with OptiSystems in accordance with applicable national and state law that has accorded OptiSystems full, exclusive and original ownership of all tangible and intangible property thereby arising, or
         (2) have executed appropriate instruments of assignment in favor or OptiSystems as assignee that have conveyed to OptiSystems, effective, and exclusive ownership of all tangible and intangible property thereby arising.

                  2.11.5. Software Performance. The Software Programs have performed in accordance with the warranties set forth in the standard end-user agreements listed in Section 2.13 of the OptiSystems Disclosure Schedule.

                           2.11.5.1. No Infringement. Neither the existence nor
                  the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by OptiSystems of any Software Program or Intellectual Property, as such Software Program or Intellectual Property, as the case may be, is or was, or is currently contemplated to be, sold, licensed, leased, transferred, used or otherwise exploited by such persons (i) infringes on any patent, trademark, copyright or other right of any person, (ii) constitutes a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other person, or
                  (iii) entitles any other person to any interest therein, or right to compensation from OptiSystems, its successors or assigns.

                           2.11.5.2. OptiSystems has not received any notice of
                  any lawsuit, claim, demand, proceeding, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence or is aware of any facts or circumstances that could reasonably be expected to give rise to any valid lawsuit, claim, demand, proceeding or investigation. There are no restrictions on OptiSystems' ability to sell, license, lease, transfer, use, reproduce, distribute, modify or otherwise exploit any Software Products or Intellectual Property.

                           2.11.5.3. OptiSystems is not aware of any
                  infringement, misappropriation or other violation of any Software Product or Intellectual Property, and no lawsuit, claim, demand, proceeding or investigation brought by OptiSystems with respect to the Software Programs and Intellectual Property is pending against any third party.

                  2.11.6. Integrity. Except with respect to demonstration or trial copies, no portion of the Software Programs contains or will contain any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access; to disable or erase software, hardware, or data; or to perform any other such actions.

                  2.11.7. Contract Performance. OptiSystems has observed all material provisions of, and performed all of its material obligations under, the Licenses, including, but not limited to, the performance of its product maintenance obligations. OptiSystems has not taken any action that could cause, or failed to take any action, the failure of which could cause, (i) any material source code, trade secret or other Intellectual Property relating to the Software Programs to be released from an escrow or otherwise made available to any person or entity other than those persons described in Section 2.11.3, dedicated to the public or otherwise placed in the public domain or (ii) any other material adverse affect to the protection of the Software Programs under trade secret, copyright, patent or other intellectual property laws.

                  2.11.8. Year 2000. The Software Programs (i) are year 2000 compliant and compatible, which shall include, but is not limited to, date data century recognition, and calculations that accommodate same century and multi-century formulas and data values; (ii) operate or will operate in accordance with their specifications prior to, during and after the calendar year 2000 A.D.; and (iii) shall not end abnormally or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century.

         2.12. Adequacy of Technical Documentation. The technical documentation of the Software Programs (the "Technical Documentation") includes the source code (with comments) for all Software Programs, as well as any pertinent comments by or explanation that may be necessary to render such materials understandable and usable. The Technical Documentation also includes any programs (including compilers), "workbenches," tools and higher level (or "proprietary") languages necessary for the development, maintenance and implementation of the Software Programs.

         2.13. Software Contracts.

                  2.13.1. End-User Agreements. Section 2.13.1 of the OptiSystems Disclosure Schedule sets forth a complete list of all material licenses and sublicenses of the Software Programs in effect on the date hereof and of all current customer trial agreements for the Software Programs granted by OptiSystems to other parties (the "Licenses"). All contracts identified in Section 2.13.1 of the OptiSystems Disclosure Schedule constitute only end-user agreements, each of which grants the end user thereunder principally the nonexclusive right and license to use an identified Software Program and related user documentation, for internal purposes only and only in the form of software object code.
         Section 2.13.1. sets forth the general product licensing and pricing policies of OptiSystems by categories of Software Programs. Section
         2.13.1 of the OptiSystems Disclosure Schedule accurately identifies each customer which generated 10% or more of OptiSystems' revenues during the preceding four fiscal quarters.

                  2.13.2. Marketing Agreements. Section 2.13.2 of the OptiSystems Disclosure Schedule sets forth a complete list of all contracts, agreements, licenses, or other commitments or arrangements in effect with respect to the marketing, remarketing, distribution, licensing or promotion of (i) the Software Programs or any other Technical Documentation or the Intellectual Property by any independent salesperson, distributor, sublicensor or other remarketer or sales organization or (ii) any third party's software products by OptiSystems (collectively the "Marketing Agreements"). OptiSystems has observed all material provisions of, and performed all its material obligations under, the Marketing Agreements. Section 2.13.2 of the OptiSystems Disclosure Schedule accurately identifies each marketing arrangement which generated 10% or more of OptiSystems' revenues during the preceding four fiscal quarters.

         2.14. Third Party Rights.

                  2.14.1. In General. Other than the Licenses and the Marketing Agreements, no person other than OptiSystems has any right or interest of any kind or nature in or with respect to the Software Programs, the Technical Documentation or Intellectual Property.

                  2.14.2. No Royalties. The sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by OptiSystems or any of its successors or assigns of any version or release of any computer program included in the Software Programs does not and will not obligate OptiSystems or its successors or assigns to pay any royalty, fee or other compensation to any other person.

                  2.14.3. Third-Party Components in Software Programs. The Software Programs and Technical Documentation contain no programming or materials in which any third party may claim superior, joint or common ownership, including any right or license. The Software Programs and Technical Documentation do not contain derivative works of any programming or materials not owned in their entirety by OptiSystems.

                  2.14.4. Third-Party Tools. OptiSystems has a valid license to use each of the material software libraries, compilers and other third-party software used in the development of the Software Programs.

         2.15. Title to Properties. Except for merchandise and other property sold, used or otherwise disposed of in the ordinary course of business for fair value, OptiSystems has good and valid title to all its properties and assets, real and personal, reflected in the most recent balance sheet of OptiSystems included in the OptiSystems Reports, free and clear of any Encumbrance of any nature whatsoever, except (i) liens and Encumbrances reflected in the most recent balance sheet of OptiSystems included in the OptiSystems Reports, (ii) liens for current taxes not yet due and payable, and (iii) such imperfections of title, easements and Encumbrances, if any, as are not substantial in character, amount, or extent and do not and will not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair business operations. All leases pursuant to which OptiSystems leases (whether as lessee or lessor) any substantial amount of real or personal property are in good standing, valid and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by OptiSystems and in respect to which OptiSystems has not taken adequate steps to prevent a default from occurring. The buildings and premises of OptiSystems that are used in its business are in good and sufficient operating condition and repair for the continued conduct of OptiSystems' business on a basis consistent with past practice, subject to ordinary wear and tear. All major items of equipment of OptiSystems are in good and sufficient operating condition and in a state of reasonable maintenance and repair for the continued conduct of OptiSystems' business on a basis consistent with past practice, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

         2.16. Litigation. Except to the extent set forth in the OptiSystems Reports or in Section 2.16 of the OptiSystems Disclosure Schedule, there is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending, or to the knowledge of OptiSystems, threatened, against or effecting OptiSystems at law or in equity, or before any federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which would involve a liability in excess of $100,000 or could reasonably be expected to prevent, interfere with or delay consummation of the transactions contemplated hereby, nor is any change in the zoning or building ordinances directly affecting the real property or leasehold interests of OptiSystems, pending or, to the knowledge of OptiSystems, threatened.

         2.17. Environmental Compliance. Except as set forth in Section 2.17 of the OptiSystems Disclosure Schedule;

                  2.17.1. Environmental Conditions. There are no environmental conditions or circumstances, such as the presence or release of any hazardous substance, on any real property owned by OptiSystems as a result of the actions of OptiSystems or, to its knowledge, of any third party or otherwise, that could reasonably be expected to have a Material Adverse Effect on OptiSystems.

                  2.17.2. Permits, etc. OptiSystems has in full force and effect all environmental permits, licenses, approvals and other authorizations required to conduct its operations and is operating in material compliance thereunder.

                  2.17.3. Compliance. OptiSystems' operations and use of its assets do not violate any applicable foreign, federal, state or local law, statute, ordinance, rule, regulation, order or notice requirement (collectively, the "Applicable Environmental Laws") pertaining to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (b) the environment, including natural resources or any activity which affects the environment, or (c) the regulation of any pollutants, contaminants, waste, substances (whether or not hazardous or toxic), except for violations which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on OptiSystems.

                  2.17.4. Environmental Claims. No notice has been served on OptiSystems from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws, other than any of the foregoing which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on OptiSystems.

                  2.17.5. Renewals. OptiSystems does not know of any reason it would not be able to renew any of the permits, licenses, or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of OptiSystems' assets for their current purposes and uses.

         2.18. Compliance with Other Laws. Except as set forth in the OptiSystems Reports or in Section 2.18 of the OptiSystems Disclosure Schedule, OptiSystems is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to, any applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality, except for violations which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on OptiSystems.

         2.19. Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by OptiSystems and its counsel directly with BMC and its counsel, without the intervention of any other person as the result of any act of OptiSystems, and so far as is known to OptiSystems, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or any similar payments, other than financial advisory fees to be paid by OptiSystems to Soundview Technology Group, Inc. in connection with the transaction under financial arrangements disclosed to BMC.

         2.20. Employment Matters. OptiSystems is not a party to any collective bargaining contract, collective labor agreement or other contract or arrangement with a labor union, trade union or other organization or body involving any of its employees, or is otherwise required (under any legal requirement, under any contract or otherwise) to provide benefits or working conditions beyond the minimum benefits and working conditions required by law to be provided pursuant to rules and regulations of the Histadrut (General Federation of Labor), the Coordinating Bureau of Economic Organization and the Industrialists' Association. OptiSystems has not recognized or received a demand for recognition from any collective bargaining representative with respect to any of its employees. Except as set forth in Section 2.20 of the OptiSystems Disclosure Schedule, OptiSystems does not have and is not subject to, and no employee of OptiSystems benefits from, any extension order (tzavei harchava) or any contract or arrangement with respect to employment or termination thereof. All of the employees of OptiSystems are "at will" employees subject to the termination notice provisions included in employment agreements or applicable law.

                  2.20.1. Except for the employment agreements described in
         Section 2.20.1 of the OptiSystems Disclosure Schedule, there is no contract between OptiSystems and any of its employees or directors that cannot be terminated by OptiSystems upon less than three months' notice without giving rise to a claim for damages or compensation (except for statutory severance pay).

                  2.20.2. Except as set forth in Section 2.20.2 of the OptiSystems Disclosure Schedule, there is no claim or complaint that is pending or, to the knowledge of OptiSystems, has been threatened against OptiSystems by any person who is or has been an employee or director of OptiSystems. Without limiting the generality of the foregoing, there are no unfair labor practice claims or charges that are pending, or to the knowledge of OptiSystems, have been threatened against OptiSystems.

                  2.20.3. Since December 31, 1996, (i) there has been no labor strike, slowdown or stoppage pending (or, to the best knowledge of OptiSystems, threatened) against or affecting OptiSystems, (ii) there has been no dispute between OptiSystems and any group of its employees, and (iii) no event has occurred and no circumstance or condition exists that could reasonably be expected to give rise to any such labor strike, slowdown, stoppage or dispute.

                  2.20.4. OptiSystems' obligations to provide severance pay to its employees are fully funded or have been properly provided for in the OptiSystems Reports in accordance with Israeli GAAP. All other liabilities of OptiSystems relating to its employees (excluding liabilities for illness pay) were properly accrued in the OptiSystems Reports in accordance with Israeli GAAP. Except as set forth in Section
         2.20.4 of the OptiSystems Disclosure Schedule, OptiSystems is not aware of any circumstance that could give rise to any valid claim by a current or former employee of OptiSystems for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled).

                  2.20.5. All amounts that OptiSystems is legally or contractually required either (i) to deduct from its employees' salaries or to transfer to such employees' pension or provident, life insurance, incapacity insurance, continuing education fund or other similar fund or (ii) to withhold from their employees' salaries and pay to any Governmental Entity as required by the Israeli Tax Ordinance have, in each case, been duly deducted, transferred, withheld and paid, and OptiSystems does not have any outstanding obligation to make any such deduction, transfer, withholding or payment.

                  2.20.6. OptiSystems is in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment. All obligations of OptiSystems with respect to statutorily required severance payments have been fully satisfied or have been funded by contributions to appropriate insurance funds.

                  2.20.7. OptiSystems has good labor relations, and OptiSystems has no knowledge of any facts indicating that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of any of OptiSystems, or (ii) any of the employees of OptiSystems intends to terminate his or her employment with OptiSystems.

                  2.20.8. (i) Each OptiSystems Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability; (ii) all required contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof and no past service funding liabilities exist thereunder; (iii) each OptiSystems Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and, to the knowledge of OptiSystems, nothing has occurred since the date of the last qualification, registration or approval to materially and adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval; (iv) to the extent applicable, the OptiSystems Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any OptiSystems Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and, to the knowledge of OptiSystems, nothing has occurred to cause the loss of such qualified status; (v) no OptiSystems Plan is covered by Title IV of ERISA or Section 412 of the Code; (vi) there are no pending or, to the knowledge of OptiSystems, anticipated material claims against or otherwise involving any of the OptiSystems Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of OptiSystems Plan activities) has been brought against or with respect to any OptiSystems Plan; (vii) all material contributions, reserves or premium payments, required to be made as of the date hereof to the OptiSystems Plans have been made or provided for; (viii) OptiSystems has not incurred any liability under subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by OptiSystems or any corporation, trade, business, or entity under common control with the Company, within the meaning of
         Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA ("Commonly Controlled Entity"); (ix) OptiSystems has not incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA, currently or formerly maintained by OptiSystems or any Commonly Controlled Entity; (x) OptiSystems has substantially performed all obligations, whether arising by law or by contract, required to be performed by it in connection with the OptiSystems Plans; (xi) to the knowledge of OptiSystems, no act, omission or transaction has occurred which would result in imposition on OptiSystems of (a) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, (b) breach of fiduciary duty liability damages under Section 409 of ERISA or (c) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; (xii) in connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made hereunder, under the OptiSystems Plans or otherwise by OptiSystems which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code; and (xiii) OptiSystems has no obligations for retiree health and life benefits under any OptiSystems Plan, except as set forth on Section 2.20 of the OptiSystems Disclosure Schedule, and there are no restrictions on the rights of OptiSystems to amend or terminate any such OptiSystems Plan without incurring any liability thereunder.

         2.21. Product Warranty. There are no existing liabilities or, to the knowledge of OptiSystems, potential liabilities, arising from claims regarding the performance or design of the products and services sold by OptiSystems either in the past or at present for which adequate reserves have not been established on the most recent balance sheet in the OptiSystems Reports that in the aggregate could reasonably be expected to have a Material Adverse Effect on OptiSystems.

         2.22. Information for Proxy Statement. None of the information and data (including financial statements) concerning OptiSystems which will be included in a proxy statement to be sent to the shareholders of OptiSystems in connection with the OptiSystems General Meeting to be held to obtain the OptiSystems Shareholder Vote in accordance with applicable Israeli law (the "Proxy Statement") will, at the time the Proxy Statement is mailed to the shareholders of OptiSystems or at the time of the OptiSystems General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and the Proxy Statement will comply with applicable Israeli law.

         2.23. Investment Company. OptiSystems is not an "investment company," or an "affiliated person of" or "promoter" or "principal underwriter" of an investment company, as those terms are defined in the Investment Company Act of 1940, as amended (the "Investment Company Act").

         2.24. Inapplicability of Certain Statutes. Other than the Companies Law, OptiSystems is not subject to any takeover law that might apply to the Merger or any other transaction contemplated by this Agreement.

         2.25. Relationships with Related Persons. Except as disclosed in the OptiSystems Reports filed with the Commission prior to the date hereof and except as set forth and identified in Section 2.25 of the OptiSystems Disclosure Schedule and except for this Agreement and the transactions contemplated hereby, there are no, and since December 31, 1996, there have not been any, undischarged contracts or agreements or other material transactions between OptiSystems or any of its subsidiaries, on the one hand, and any director or executive officer of OptiSystems or any of their respective Related Persons (as defined below), on the other hand, and no director or executive officer of OptiSystems or any of their respective Related Persons have any interest in any of the assets of

OptiSystems or any of its subsidiaries. No executive officer, director of OptiSystems or any of their respective Related Persons has any claim, charge, action or cause of action against OptiSystems or any of its subsidiaries, except for claims for accrued vacation pay, accrued benefits under OptiSystems' benefit plans, claims for compensation, expense reimbursement and similar obligations and similar matters and agreements, which have been disclosed in the OptiSystems Disclosure Schedule. For purposed hereof, the term "Related Persons" shall mean:
(a) each other member of such individual's Family; and (b) any person or entity that is directly or indirectly controlled by any one or more members of such individual's Family. For purposes of this definition, the "Family" of an individual includes (i) such individual, (ii) the individual's spouse, siblings, or ancestors (iii) any lineal descendent of such individual, or their siblings, or ancestors or (iv) a trust for the benefit of any of the foregoing.

         2.26. Restrictions on Business Activities. Except as set forth in the OptiSystems Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon OptiSystems or its subsidiaries or their properties (including, without limitation, their Intellectual Property) which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material acquisition of property by OptiSystems or any of its subsidiaries or the conduct of the business by OptiSystems or any of its subsidiaries including any exclusive distribution or licensing agreements which cannot be terminated on less than 30 days notice without any cost or expense to OptiSystems or its subsidiaries.

         2.27. Grants, Incentives and Subsidies. Section 2.27 of the OptiSystems Disclosure Schedule provides a complete list of all pending and outstanding grants, incentives and subsidies (collectively, "Grants") from the Government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, granted to OptiSystems, including, without limitation,
(i) Approved Enterprise Status from the Investment Center and (ii) grants from the OCS. OptiSystems has made available to BMC, prior to the date hereof, correct copies of all documents evidencing Grants submitted by OptiSystems and of all letters of approval, and supplements thereto, granted to OptiSystems.
Section 2.27 of the OptiSystems Disclosure Schedule details all material undertakings of OptiSystems given in connection with the Grants. Without limiting the generality of the above, Section 2.27 of the OptiSystems Disclosure
Schedule includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of OptiSystems with respect to royalties, or the outstanding amounts to be paid by the OCS to OptiSystems and the composition of such obligations or amount by the product or product family to which it relates. OptiSystems is in compliance, in all material respects, with the terms and conditions of their respective Grants and, except as disclosed in Section
2.27 of the OptiSystems Disclosure Schedule hereto, have duly fulfilled, in all material respects, all the undertakings relating thereto. OptiSystems is not aware of any event or other set of circumstances which might lead to the revocation or material modification of any of the Grants.

         2.28. No ownership of BMC Stock. OptiSystems does not own, beneficially or of record, any shares of common stock of BMC.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF BMC AND MERGER SUB

         BMC and Merger Sub represent and warrant as follows:

         3.1. Organization and Standing. Each of BMC and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the State of Israel, respectively, has all requisite power and authority to carry on its business as it is currently conducted and to own and operate the properties currently owned and operated by it and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on BMC. As hereinafter used in this Article III, the term "BMC" also includes any and all of its directly and indirectly held subsidiaries, except where the context indicates to the contrary.

         3.2. Agreement Authorized and its Effect on Other Obligations.

                  3.2.1. Authorization and Enforceability. Each of BMC and Merger Sub has all requisite power and authority to execute and deliver this Agreement and, in the case of BMC, the Stock Option Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of BMC and Merger Sub of this Agreement and, in the case of BMC, the Stock Option Agreement, and the performance by each of BMC and Merger Sub of its obligations hereunder and, in the case of BMC, thereunder have been duly and validly authorized by all necessary corporate action on the part of each of BMC and Merger Sub. This Agreement has been duly executed and delivered by each of BMC and Merger Sub and the Stock Option Agreement has been duly executed and delivered by BMC and (assuming due authorization, execution and delivery hereof by the other parties hereto) this Agreement constitutes the legal, valid and binding obligation of BMC and Merger Sub and the Stock Option Agreement constitutes the legal, valid and binding obligation of BMC, each enforceable (subject to normal equity principles) against BMC and, with respect to this Agreement, against Merger Sub in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally.

                  3.2.2. Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to BMC or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, except (a) any filings required to be made under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (b) filings with the

         Investment Center, (c) consent of the OCS, (d) consent of and approval of the Israeli Commissioner of Restrictive Trade Practices, if necessary and (e) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not have, individually or in the aggregate, a Material Adverse Effect on BMC.

                  3.2.3. No Violation. Assuming the receipt of all consents, approvals, orders or authorizations of, and the registration, declaration or filing with, any Governmental Entity contemplated by
         Section 3.2.2, neither the execution and delivery of this Agreement or the Stock Option Agreement, nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation or breach of any term or provision of, nor constitute a default under, the organizational documents of BMC or Merger Sub; (ii) contravene, conflict with or result in a violation or breach of, or result in a default under, any obligations, indenture, mortgage, deed of trust, lease, contract or other agreement to which BMC or any of its subsidiaries is a party or by which any of them or their properties are bound; (iii) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge the Merger or to exercise any remedy or obtain any relief under, any legal requirement or any order, writ, injunction, judgment or decree to which BMC, or any of the assets owned or used by BMC, is subject; or (iv) with the passage of time, the giving of notice, or the taking of any action by a third person, have any of the effects set forth in clause
         (ii) and (iii) of this Section, in each case other than such violations, breaches or defaults as could not reasonably be expected to have a Material Adverse Effect on BMC.

         3.3. Sufficient Funds. BMC has sufficient funds available (either in the form of cash currently held by BMC or current commitments from third parties to provide such cash to BMC, or a combination of both) to consummate the Merger and the transactions contemplated hereby in accordance with the terms of this Agreement.

         3.4 Capitalization. The authorized share capital of Merger Sub is NIS 39,100 divided into 39,100 ordinary shares, par value NIS 1 per share ("Merger Sub Ordinary Shares"), of which as of the date hereof, 100 shares are issued and outstanding and none are reserved for issuance. As of the date hereof and as of the Effective Time, all of the outstanding Merger Sub Ordinary Shares are and will be, validly issued, fully paid and nonassessable, free of preemptive rights and owned free and clear of any liens, claims or encumbrances by BMC.

         3.5 Liabilities. BMC does not have any liabilities or obligations, either accrued, absolute, contingent or otherwise, or have any knowledge of any potential liabilities or obligations, which could reasonably be expected to have a Material Adverse Effect on BMC other than those (i) disclosed in any reports filed by BMC with the Commission or (ii) set forth in Section 3.5 of the Disclosure Schedule delivered by BMC to OptiSystems dated the date hereof. Merger Sub is a newly incorporated company incorporated on April 5, 2000. Except in connection with this Agreement and the transactions contemplated hereby, Merger Sub has not conducted any operations, has not entered into any agreements and has no liabilities or obligations, either accrued, absolute, contingent or otherwise.

         3.6. Information for Proxy Statement. None of the information and data (including financial statements) concerning BMC to be furnished by BMC to OptiSystems for use in the Proxy Statement will, at the time the Proxy Statement is mailed to the shareholders of OptiSystems or at the time of the OptiSystems General Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

                                   ARTICLE IV

                       OBLIGATIONS PENDING EFFECTIVE TIME

         4.1. Agreements of OptiSystems. OptiSystems agrees that from the date hereof to the Closing Date, it will:

                  4.1.1. Maintenance of Present Business. Other than as contemplated by this Agreement, operate its business only in the usual, regular, and ordinary manner so as to maintain the goodwill it now enjoys and, to the extent consistent with such operation, use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, licensors, licensees, jobbers, distributors, and others having business dealings with it, and in connection therewith it shall not substantially deviate from its licensing and pricing practices;

                  4.1.2. Maintenance of Properties. At its expense, maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted;

                  4.1.3. Maintenance of Books and Records. Maintain its books of accounts and records in the usual, regular, and ordinary manner, in accordance with Israeli GAAP applied on a consistent basis;

                  4.1.4. Compliance with Law. Duly comply with all laws applicable to it and to the conduct of its business; except where the failure to comply with such laws would not have a Material Adverse Effect on OptiSystems;

                  4.1.5. Compliance with Agreement. At its expense, take all commercially reasonable actions as may be necessary (i) to insure that the representations and warranties made by it herein are true and correct at the Effective Time, (ii) to fully perform all covenants made by it herein and (iii) to satisfy timely all other obligations imposed upon it by this Agreement;

                  4.1.6. Inspection. Permit BMC and its officers and authorized representatives, during normal business hours, to inspect upon reasonable prior notice its records and to consult with its officers, employees, attorneys, and agents for the purpose of determining the accuracy of the representations and warranties hereinabove made and the compliance with covenants contained in this Agreement; and

                  4.1.7. Maintenance of Intellectual Property. Not take any action that would, or fail to take any action the failure of which would, cause directly or indirectly any of its Intellectual Property to enter the public domain or that could otherwise adversely affect its Intellectual Property.

         4.2. Agreements of BMC and OptiSystems. BMC and OptiSystems agree to take the following actions after the date hereof:

                  4.2.1. Merger Proposal. Immediately after the execution and delivery of this Agreement, (a) OptiSystems and Merger Sub shall cause a merger proposal (in the Hebrew language) in the form of Exhibit A (the "Merger Proposal") to be executed in accordance with Section 316 of the Israeli Companies Law, (b) OptiSystems shall call the OptiSystems General Meeting (as hereinafter defined), and (c) OptiSystems shall deliver the Merger Proposal to the Companies Registrar. OptiSystems and Merger Sub shall cause a copy of the Merger Proposal to be delivered to each of their secured creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Companies Registrar, and shall promptly inform their non-secured creditors of the Merger Proposal and its contents in accordance with Section 318 of the Companies Law and the regulations promulgated thereunder. Promptly after OptiSystems and Merger Sub shall have complied with the preceding sentence, OptiSystems and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Companies Law, that notice was given to their creditors under
         Section 318 of the Israeli Companies Law and the regulations promulgated thereunder.

                  4.2.2. Proxy Statement.

                           4.2.2.1 As promptly as practicable after the date of this Agreement, BMC and OptiSystems shall cooperate in the preparation of a Proxy Statement that complies with all requirements of Israeli law.

                          4.2.2.2 OptiSystems shall cause the Proxy Statement to be mailed to OptiSystems' shareholders as promptly as practicable after the date of this Agreement. If any event relating to OptiSystems occurs, or if OptiSystems becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then OptiSystems shall promptly inform BMC thereof and shall cooperate with BMC in mailing an appropriate amendment or supplement to the shareholders of OptiSystems.

         4.2.3. OptiSystems General Meeting.

                  4.2.3.1 OptiSystems shall take all action necessary under all applicable legal requirements to call (immediately after the execution and delivery of this Agreement), give notice of and hold a meeting of the holders of OptiSystems Shares to vote on the proposal to approve the Merger (the "OptiSystems General Meeting"). Subject to the notice requirements of the Israeli Companies Law and the Articles of Association of OptiSystems, the OptiSystems General Meeting shall be held (on a date selected by OptiSystems in consultation with BMC) as promptly as practicable after the date hereof. OptiSystems shall ensure that all proxies solicited in connection with the OptiSystems General Meeting are solicited in compliance with all applicable legal requirements. In the event that BMC shall cast any votes in respect of the Merger, BMC shall disclose to OptiSystems its interest in such shares so voted.

                  4.2.3.2 The Proxy Statement shall include a statement to the effect that the board of directors of OptiSystems recommends that OptiSystems' shareholders vote to approve the Merger at the OptiSystems General Meeting (the recommendation of OptiSystems' board of directors that OptiSystems' shareholders vote to approve the Merger being referred to as the "OptiSystems Board Recommendation"). The OptiSystems Board Recommendation shall not be withdrawn or modified in a manner adverse to BMC, and no resolution by the board of directors of OptiSystems or any committee thereof to withdraw or modify the OptiSystems Board Recommendation in a manner adverse to BMC shall be adopted or proposed.

                  4.2.3.3 OptiSystems' obligation to call, give notice of and hold the OptiSystems General Meeting in accordance with this Agreement shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any OptiSystems Transaction Proposal (as hereinafter defined).

                  4.2.3.4 No later than three days after the approval of the Merger by OptiSystems' shareholders at the OptiSystems General Meeting, OptiSystems shall (in accordance with Section 317(b) of the Companies
         Law) inform the Companies Registrar of the decision of the OptiSystems General Meeting with respect to the Merger.

         4.2.4. Merger Sub General Meeting. Promptly after the approval of the Merger by the OptiSystems General Meeting and no later than the Closing Date, Merger Sub shall call and hold its general meeting, and BMC (as the sole shareholder of Merger Sub) shall approve the Merger at such general meeting. No later than three days after the approval of the Merger by Merger Sub's shareholders at the Merger Sub General Meeting, Merger Sub shall (in accordance with Section 317(b) of the Companies Law and the regulations thereunder) inform the Companies Registrar of the decision of Merger Sub's General Meeting with respect to the Merger.

         4.2.5. Israeli Approvals.

                  4.2.5.1 Each party to this Agreement shall use all reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to or filed by such party with any Israeli Governmental Entity with respect to the Merger. Without limiting the generality of the foregoing:

                           (a) as promptly as practicable after the date of this
                  Agreement, BMC and OptiSystems shall prepare and file the notifications required under the Israeli Restrictive Trade Practices Law in connection with the Merger;

                           (b) BMC and OptiSystems shall respond as promptly as
                  practicable to any inquiries or requests received from the Israeli Restrictive Trade Practices Commissioner for additional information or documentation; and

                           (c) OptiSystems shall use all reasonable efforts to
                  obtain, as promptly as practicable after the date of this Agreement, the following consents, and any other consents that may be required in connection with the Merger: (i) approval of the OCS; and (ii) approval of the Investment Center.

                  4.2.5.2 Each party to this Agreement shall (i) give the other parties prompt notice of the commencement of any legal proceeding by or before any Israeli Governmental Entity with respect to the Merger, (ii) keep the other parties informed as to the status of any such legal proceeding and (iii) promptly inform the other parties of any communication to the Israeli Restrictive Trade Practices Commissioner, the OCS, the Investment Center, the Companies Registrar or any other Israeli Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement. The parties to this Agreement will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal proceeding relating to the Merger. In addition, except as may be prohibited by any Israeli Governmental Entity or by any Israeli legal requirement, in connection with any such legal proceeding under or relating to the Israeli Restrictive Trade Practices Law or any other Israeli antitrust or fair trade law, each party hereto will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Entity in connection with any such legal proceeding.

                  4.2.6. Further Action. BMC and OptiSystems shall use all reasonable efforts to cooperate with each other in the taking of such action reasonably necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, BMC shall not have any obligation under this Agreement: (i) to dispose or transfer or cause any of its subsidiaries to dispose of or transfer any assets, or to commit to cause OptiSystems to dispose of any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause OptiSystems to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any person, any technology, software or other proprietary asset, or to commit to cause OptiSystems to license or otherwise make available to any Person any technology, software or other proprietary asset; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause OptiSystems to hold separate any assets or operations; (v) to make or cause any of its subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of OptiSystems; or (vi) to contest any legal proceeding relating to the Merger if BMC determines in good faith that contesting such legal proceeding might not be advisable.

                  4.2.7. Notice of Material Development. Each of BMC and OptiSystems will promptly notify the other party in writing of (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of such party contained in this Agreement untrue or inaccurate in any material respect, (ii) any Material Adverse Effect on such party and (iii) breach by such party of any covenant or agreement contained in this Agreement.

                  4.2.8. Resignation of Directors. OptiSystems shall use all reasonable efforts to obtain and deliver to BMC prior to the Closing Date the resignation of each officer and director of OptiSystems, effective as of the Effective Time.

         4.3. Additional Agreements of OptiSystems. OptiSystems agrees that from the date hereof to the Closing Date, it will:

                  4.3.1. Prohibition of Certain Employment Contracts. Not enter into any contracts of employment which (i) cannot be terminated on notice of 14 days or less for United States employees, 30 days for Israeli employees and 90 days for European employees, without the payment of additional compensation or (ii) provide for any increase in compensation including, without limitation, any modification of any stock option agreements, outside the ordinary course of business consistent with past practice, severance payments or benefits covering a period beyond the termination date except as contemplated by this Agreement or as may be required by law;

                  4.3.2. Prohibition of Certain Loans. Not incur any borrowings except (i) the prepayment by customers of amounts due or to become due for goods sold or services rendered or to be rendered in the future,
         (ii) trade payables incurred in the ordinary course of business, (iii) other borrowings incurred in the ordinary course of business to finance normal operations or (iv) as is otherwise agreed to in writing by BMC;

                  4.3.3. Prohibition of Certain Commitments. Not enter into commitments of a capital expenditure nature or incur any contingent liability which would exceed $250,000, in the aggregate, except (i) as may be necessary for the maintenance of existing facilities and equipment in good operating condition and repair in the ordinary course of business, (ii) as may be required by law or (iii) as is otherwise agreed to in writing by BMC;

                  4.3.4. Disposal of Assets. Not sell, dispose of, or encumber, any property or assets, except (i) in the ordinary course of business or (ii) as is otherwise agreed to in writing by BMC;

                  4.3.5. Maintenance of Insurance. Maintain insurance (or self insurance reserves) upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it, which insurance (or self insurance reserves) may be added to from time to time in its discretion;

                  4.3.6. No Solicitation. Not directly or indirectly authorize or permit any of its respective agents to: (i) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, OptiSystems or any merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving OptiSystems (other than the transactions contemplated by this Agreement) or any other material corporate transactions the consummation of which would, or could reasonably be expected to, impede, interfere with, prevent or materially delay the Merger (collectively, "OptiSystems Transaction Proposals") or agree to or endorse any OptiSystems Transaction Proposal or (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to another person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, an effort or attempt by any other person to do or seek any of the foregoing; If OptiSystems receives an Acquisition Proposal, then OptiSystems shall immediately inform BMC of the terms and conditions of such proposal and the identity of the person making it and shall keep BMC fully informed of the status and details of any such Acquisition Proposal and of all steps it is taking in response to such Acquisition Proposal.

                  4.3.7. No Amendment to Articles of Association, etc. Without the consent of BMC, not amend its Articles of Association or Memorandum of Association or other organizational documents or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business;

                  4.3.8. No Issuance, Sale, or Purchase of Securities. Without the consent of BMC, not issue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock; provided, that nothing in this Section 4.3.8 shall restrict or prohibit the issuance by OptiSystems of OptiSystems Shares upon exercise of options previously granted under existing benefit plans or any OptiSystems Warrant; or without the consent of BMC, not amend or elect to redeem any OptiSystems Warrant;

                  4.3.9. Prohibition on Dividends. Without the consent of BMC, not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof;

                  4.3.10. Supplemental Financial Statements. Deliver to BMC, within 45 days after the end of each fiscal quarter of OptiSystems beginning March 31, 2000 and through the Effective Time, unaudited consolidated balance sheets and related unaudited statements of income, retained earnings and cash flows as of the end of each fiscal quarter of OptiSystems, and as of the corresponding fiscal quarter of the previous fiscal year. OptiSystems hereby represents and warrants that such unaudited consolidated financial statements shall (i) be complete in all material respects except for the omission of notes and schedules contained in audited financial statements, (ii) present fairly the financial condition of OptiSystems as at the dates indicated and the results of operations for the respective periods indicated (except for normal year-end adjustments which are not material), (iii) shall have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as noted therein and
         (iv) shall contain all adjustments which OptiSystems considers necessary for a fair presentation of its results for each respective fiscal period;

                  4.3.11. Notice of Material Developments. Promptly furnish to BMC copies of all communications from OptiSystems to its stockholders and all OptiSystems Reports. OptiSystems shall give prompt notice to BMC of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any OptiSystems representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any material failure of OptiSystems to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section
         4.3.11 shall not limit or otherwise affect the remedies available hereunder to BMC;

                  4.3.12. Employment Agreements. OptiSystems shall use its best efforts to obtain on or prior to the Effective Time, employment agreements with such employees of OptiSystems as reasonably requested by BMC; and

                  4.3.13. Union Contracts and OptiSystems Plans. Except as required by law, without the written consent of BMC, not directly or indirectly (i) enter into or modify any collective bargaining agreement with any labor union or other representative of employees, (ii) increase the compensation or benefits of any employee of OptiSystems or any of its subsidiaries, (iii) amend or terminate any OptiSystems Plan, or (iv) enter into or adopt any new employee benefit plan, policy or arrangement; and

                  4.3.14. Transaction Expenses. Prior to the Closing Date, OptiSystems will provide BMC with a good faith estimate of all expenses to be paid by OptiSystems in connection with the transactions contemplated by this Agreement to any legal, financial, investment banking, accounting or other professional advisor, including any agreement relating to the foregoing.

                  4.3.15. Licensing Practices. Observe all provisions of, and perform all its obligations under, any Marketing Agreements.

                  4.3.16. Termination of 401(k) Plan. Prior to the Effective Time, OptiSystems shall terminate its 401(k) plan.

                  4.4. Additional Agreements of BMC. BMC agrees that from the date hereof to the Effective Time, it will:

                  4.4.1. Notice of Material Developments. Give prompt notice to OptiSystems of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any BMC representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any material failure of BMC to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.4.1 shall not limit or otherwise affect the remedies available hereunder to OptiSystems; and

                  4.4.2. Compliance with Agreement. At its expense, take all commercially reasonable actions as may be necessary (i) to insure that the representations and warranties made by it herein are true and correct in all material respects at the Effective Time, (ii) to fully perform all covenants made by it herein and (iii) to satisfy timely all other obligations imposed upon it by this Agreement.

         4.5. Business Attributes. Prior to the Effective Time OptiSystems shall provide to BMC a schedule setting forth the following information with respect to each of OptiSystems and its subsidiaries (or, in the case of clause (ii) below, with respect to each of the subsidiaries) as of the most recent practicable date: (i) the basis of OptiSystems and its subsidiaries in their assets, with depreciable property combined and grouped according to class lives;
(ii) the basis of the stockholder(s) of the subsidiaries in their stock; (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to OptiSystems or its subsidiaries; and (iv) the amount of any deferred gain or loss allocable to OptiSystems or its subsidiaries arising out of any intercompany transaction, as defined in Treasury Regulations section 1.1502-13.

                                    ARTICLE V

                       CONDITIONS PRECEDENT TO OBLIGATIONS

         5.1. Conditions Precedent to Obligations of OptiSystems. The obligations of OptiSystems to consummate and effect the Merger shall be subject to the satisfaction of the following conditions, or to the waiver thereof by OptiSystems in the manner contemplated by Section 6.4 before the Closing Date:

                  5.1.1. Representations and Warranties of BMC True at Closing Date. The representations and warranties of BMC herein contained shall be, in all material respects, true as of and at the Closing Date with the same effect as though made at such date, except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date); BMC shall have performed and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by BMC before the Closing Date; and BMC shall have delivered to OptiSystems a certificate, dated the Closing Date and signed by its chairman of the board and by its chief financial or accounting officer to both such effects.

                  5.1.2. No Order. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

                  5.1.3. Opinion of BMC Counsel. OptiSystems and the Significant OptiSystems Shareholders shall have received a favorable opinion, dated as of the Closing Date from (a) Vinson & Elkins L.L.P., counsel for BMC, to the effect that (i) BMC has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; (ii) all corporate proceedings required to be taken by or on the part of BMC to authorize the execution of this Agreement and the implementation of the Merger have been taken; (iii) this Agreement and the Stock Option Agreement have been duly executed and delivered by BMC; and (iv) this Agreement constitutes the legal, valid and binding obligation of BMC, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity and public policy and (b) Herzog, Fox & Neeman, counsel for BMC and Merger Sub, to the effect that (i) Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the laws of Israel; (ii) all corporate proceedings required to be taken by or on the part of Merger Sub to authorize the execution of this Agreement and the implementation of the Merger have been taken; (iii) this Agreement has been duly executed and delivered by Merger Sub; (iv) this Agreement constitutes the legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity and public policy; and (v) the Merger has been approved by the requisite vote of the shareholders of Merger Sub and has been consummated in accordance with Israeli law. In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of

         BMC and Merger Sub as to matters of fact and (ii) the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to OptiSystems, as to matters other than federal or Texas law with respect to opinions rendered by Vinson & Elkins L.L.P. and as to matters other than Israeli law with respect to opinions rendered by Herzog, Fox & Neeman.

                  5.1.4. OptiSystems Shareholder Approval. The Merger shall have been duly approved by the shareholders of Merger Sub and the Required OptiSystems Shareholder Vote.

                  5.1.5. Approvals. All material consents, permits and approvals of all Governmental Entities required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

         5.2. Conditions Precedent to Obligations of BMC. The obligations of BMC and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction of the following conditions, or to the waiver thereof by BMC in the manner contemplated by Section 6.4 before the Closing Date:

                  5.2.1. Representations and Warranties of OptiSystems True at Closing Date. The representations and warranties of OptiSystems herein contained shall be, in all respects, true as of and at the Closing Date with the same effect as though made at such date, except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), provided that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and are not reasonably expected to result in, a Material Adverse Effect (it being understood that any materiality qualifications contained in such representations and warranties shall be disregarded for this purpose); OptiSystems shall have performed and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by OptiSystems before the Closing Date; and OptiSystems shall have delivered to BMC a certificate, dated the Closing Date and signed by its chairman of the board and by its chief financial or accounting officer to both such effects.

                  5.2.2. No Order. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

                  5.2.3. Opinion of OptiSystems' Counsel. BMC shall have received a favorable opinion, dated as of the Closing Date, from Meitar, Liquornik, Geva & Co., counsel to OptiSystems to the effect that (i) OptiSystems has been duly incorporated and is validly existing as a corporation under the laws of Israel; (ii) all outstanding OptiSystems Shares have been validly issued and are fully paid and nonassessable; (iii) all corporate proceedings required to be taken by or on the part of OptiSystems to authorize the execution of this Agreement and the implementation of the Merger have been taken; (iv) this Agreement has been duly executed and delivered by OptiSystems; (v) this Agreement constitutes the legal, valid and binding obligation of OptiSystems; (vi) the Merger has been approved by the requisite vote of the shareholders of OptiSystems and has been consummated in accordance with Israeli law, (vii) the treatment of the OptiSystems Options in accordance with Section 1.7 of this Agreement will not violate or conflict with the terms of the OptiSystems Option Plans, OptiSystems Option Agreements or any other agreement or plan identified to such counsel governing the terms of the OptiSystems Options and (viii) except as specified by such counsel, such counsel does not know of any material litigation, proceedings or governmental investigation, pending against or relating to OptiSystems or its properties or businesses in which it is sought to restrain, prohibit or otherwise affect consummation of the transactions contemplated by this Agreement; provided that the opinions described in clause (viii), an opinion that this Agreement is enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity and public policy and an opinion that the treatment of the OptiSystems Warrants in accordance with Section 1.8 of this Agreement will not violate or conflict with the terms of the applicable warrant agreements governing the terms of the OptiSystems Warrants or any other agreement or plan governing the terms of the OptiSystems Warrants shall also be rendered by McDermott, Will & Emery. In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of OptiSystems as to matters of fact and (ii) on the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to BMC, as to matters other than federal or New York law with respect to opinions rendered by McDermott, Will & Emery. and as to matters other than Israeli law with respect to opinions rendered by Meitar, Liquornik, Geva & Co.

                  5.2.4. OptiSystems Shareholder Approval. The Merger shall have been duly approved by the Required OptiSystems Shareholder Vote.

                  5.2.5. Approvals. All material consents, permits and approvals of all Governmental Entities required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

                  5.2.6. Consent of Certain Parties in Privity with OptiSystems. The holders of any material indebtedness of OptiSystems, the lessors of any material property leased by OptiSystems, and the other parties to any other material agreements to which OptiSystems is a party, whose consent to the Merger is required as set forth in the OptiSystems Disclosure Schedule, shall, when and to the extent necessary in the reasonable opinion of BMC, have consented to the Merger.

                  5.2.7. Tax Opinion. Herzog, Fox & Neeman shall have delivered to BMC its written opinion (which may be based on such representations, warranties and certificates it deems reasonable and appropriate under the circumstances) as of the date that the Proxy

         Statement is first mailed to OptiSystems' shareholders that the Merger will not constitute a taxable event to OptiSystems, and such opinion shall not have been withdrawn or modified in any material respect.

                  5.2.8. Employees. None of the individuals identified on
         Section 5.2.8(a) of the OptiSystems Disclosure Schedule shall have ceased to be employed by OptiSystems or shall have expressed an intention to terminate his or her employment with OptiSystems or to decline to accept employment with BMC.

                  5.2.9. No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on OptiSystems, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on OptiSystems; provided, however, for purposes of this Section 5.2.9 a Material Adverse Effect shall not include any loss of revenues or sales and support personnel during the period from the date hereof to the Effective Time other than losses of revenues or sales and support personnel attributable to an event the occurrence or existence of which would result in a representation or warranty made by OptiSystems in this Agreement being untrue or would result in the breach of a covenant made by OptiSystems in this Agreement.

                  5.2.10. Burdensome Condition. There shall not have been any action taken by any Governmental Entity, and there shall not have been any legal requirement or order enacted, entered, enforced or deemed applicable to the Merger, that imposes or that seeks to impose any restriction, condition or obligation upon BMC or OptiSystems that could reasonably be expected to adversely impact, in any material respect, any of the anticipated benefits to BMC of the Merger.

                                   ARTICLE VI

                           TERMINATION AND ABANDONMENT

         6.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Merger abandoned at any time (whether before or after the approval and adoption thereof by the stockholders of OptiSystems) before the Effective Time:

                  6.1.1. By Mutual Consent. By mutual consent of BMC and OptiSystems.

                  6.1.2. By BMC Because of Conditions Precedent. By BMC, if there has been a breach by OptiSystems of its representations, warranties, covenants, or agreements set forth in this Agreement if, as a result of such breach, the conditions set forth in Section 5.2 would not be satisfied, and OptiSystems fails to cure such breach within 15 business days after written notice thereof from BMC (except that no cure period shall be provided for any breach by OptiSystems which by its nature cannot be cured).

                  6.1.3. By BMC Because of Material Adverse Change. By BMC, if there has been since December 31, 1999, a Material Adverse Change with respect to OptiSystems which condition or event shall not have been ameliorated such that it no longer constitutes a Material Adverse Change within fifteen (15) business days following receipt by OptiSystems of notice from BMC (except that no cure period shall be provided for any Material Adverse Change which by its nature cannot be cured); provided, however, for purposes of this Section 6.1.3 a Material Adverse Change shall not include any loss of revenues or sales and support personnel during the period from the date hereof to the Effective Time other than losses of revenues or sales and support personnel attributable to an event the occurrence or existence of which would result in a representation or warranty made by OptiSystems in this Agreement being untrue or would result in the breach of a covenant made by OptiSystems in this Agreement.

                  6.1.4. By OptiSystems Because of Conditions Precedent. By OptiSystems, if there has been a breach by BMC of any of its representations, warranties, covenants or agreements set forth in this Agreement if, as a result of such breach, the conditions set forth in
         Section 5.1 would not be satisfied, and BMC fails to cure such breach within 15 business days after written notice thereof from OptiSystems (except that no cure period shall be provided for any breach by BMC which by its nature cannot be cured).

                  6.1.5. By BMC or OptiSystems Because of Legal Proceedings. By BMC or OptiSystems if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 6.1.5 shall have used its reasonable best efforts to remove such injunction, order or decree.

                  6.1.6. By BMC or OptiSystems if Merger not Effective by December 31, 2000. By either BMC or OptiSystems, if all conditions to consummation of the Merger shall not have been satisfied or waived on or before December 31, 2000, other than as a result of a breach of this Agreement by the terminating party.

         6.2. Termination by Board of Directors. An election of BMC to terminate this Agreement and abandon the Merger as provided in Section 6.1 shall be exercised on behalf of BMC by its board of directors. An election of OptiSystems to terminate this Agreement and abandon the Merger as provided in Section 6.1 shall be exercised on behalf of OptiSystems by its board of directors.

         6.3. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to and in accordance with the provisions of Section 6.1 hereof, this Agreement shall become void and have no effect, without any liability on the part of any party hereto (or its stockholders or controlling persons or directors or officers), except (i) the provisions of Section 6.5 shall survive such termination and abandonment and
(ii) neither party shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

         6.4. Waiver of Conditions. Subject to the requirements of any applicable law, any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, by action taken by its board of directors.

         6.5. Expense on Termination. If this Agreement is terminated pursuant to and in accordance with the provisions of Section 6.1.6 and the shareholders of OptiSystems shall have failed to approve the Merger by the Required Shareholder Vote, OptiSystems shall pay to BMC simultaneously with termination by OptiSystems or within two business days of termination by BMC (by wire transfer of immediately available funds to an account designated by BMC for such purpose), a fee (the "Termination Fee") in an amount equal to $3,000,000. Notwithstanding the foregoing, if this Agreement is terminated by BMC as a result of a willful breach of any representation, warranty, covenant or agreement by OptiSystems, BMC may pursue any remedies available to it at law or in equity and shall be entitled to recover such additional amounts as BMC may be entitled to receive at law or in equity.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         7.1. Exchange of Options. Promptly after the Effective Time, BMC will notify in writing each holder of an OptiSystems Option of the consummation of the Merger, the effect of Section 1.7 of this Agreement on such holder and the manner in which such holder shall exchange such holders OptiSystems Option for cash in accordance with the terms of Section 1.7 of this Agreement.

         7.2. Indemnification of Directors and Officers. (a) On and after the Effective Time, BMC shall indemnify and hold harmless each present and former director and officer of OptiSystems, determined as of the Effective Time, against any claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including without limitation attorneys' fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including, without limitation, the Merger, the preparation and mailing of the Proxy Statement and the other transactions and actions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that OptiSystems would have been permitted, under applicable law, indemnification agreements existing on the date hereof, the articles of incorporation or memorandum of association of OptiSystems in effect on the date hereof, to indemnify such person (and BMC shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

         (b) For a period of six (6) years after the Effective Time, BMC shall maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by OptiSystems' directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to BMC) with coverage in amount and scope at least as favorable as OptiSystems' existing coverage (which coverage may be an endorsement extending the period in which claims may be made under such existing policy); provided that in no event shall BMC be required to expend per year for such coverage more than an aggregate of 150% of the current annual premium expended by OptiSystems to provide such coverage.

         (c) The provisions of this Section 7.2 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives, and nothing herein shall affect any indemnification rights that any indemnified party and his or her heirs and representatives may have under the bylaws of OptiSystems or any of its subsidiaries, any contract or applicable law.

         7.3. Employee Benefit Plans of OptiSystems. BMC shall take all actions necessary or appropriate to permit the employees of OptiSystems and its subsidiaries ("OptiSystems Employees") to continue to participate from and after the Closing Date in the OptiSystems Plans maintained by OptiSystems and its subsidiaries immediately prior to the Closing Date. Notwithstanding the foregoing, BMC may permit or cause any such OptiSystems Plan to be terminated or discontinued on or after the Closing Date, provided that BMC shall take all actions necessary or appropriate to permit the OptiSystems Employees participating in such OptiSystems Plan to immediately thereafter participate in the comparable BMC Plan maintained by BMC or any of its subsidiaries for their similarly situated employees. If the OptiSystems Plan that is terminated or discontinued by BMC is a group health plan, then BMC shall permit each OptiSystems Employee participating in such group health plan to be covered under a BMC Plan that (i) provides medical and dental benefits to each such OptiSystems Employee effective immediately upon the cessation of coverage of such individuals under such group health plan, (ii) credits such OptiSystems Employee, for the year during which such coverage under such BMC Plan begins, with any deductibles and copayments already incurred during such year under such group health plan, and (iii) waives any preexisting condition restrictions to the extent necessary to provide immediate coverage and to the extent such restrictions were not applicable under such group health plan. BMC and the BMC Plans shall recognize each OptiSystems Employee's years of service and level of seniority with OptiSystems and its subsidiaries for purposes of terms of employment and eligibility, vesting and benefit determination under the BMC Plans (other than benefit accruals under any defined benefit pension plan).

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1. Entirety. This Agreement, the attachments and Schedules thereto and the Stock Option Agreement embody the entire agreement between the parties with respect to the subject matter hereof, and all prior agreements between the parties with respect thereto are hereby superseded in their entirety.

         8.2. Counterparts. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

         8.3. Notices and Waivers. Any notice or waiver to be given to any party hereof shall be in writing and shall be delivered by courier, sent by facsimile transmission or first class registered or certified mail, postage prepaid.

IF TO BMC:

Addressed to:                         With copies to:
BMC Software, Inc.                    Vinson & Elkins L.L.P.                    Herzog, Fox & Neeman
2101 CityWest Blvd.                   1001 Fannin, Suite 2300                   Asia House
Houston, Texas 77042                  Houston, Texas 77002                      4 Weizmann Street
Attention: Robert H. Whilden, Jr.     Attention: John S. Watson                 64239 Tel Aviv
Facsimile: (713) 918-7306             Facsimile: (713) 615-5236                 Israel
                                                                                Attention: Alan Sacks
                                                                                Facsimile: 972 (3) 696-6464

IF TO OPTISYSTEMS:

Addressed to:                         With copies to:
OptiSystems Solutions, Ltd.           McDermott Will & Emery                    Meitar, Liquornik, Geva & Co.
3 B Netanyahu Street                  50 Rockefeller Plaza                      16 Abba Hillel Silver Rd.
Or-Yehuda 60376, Israel               New York, New York 10020                  52506 Ramat-Gan
Attention: Gerry Frankel              Attention: Mark S. Selinger               Israel
Facsimile: 972-3-533-2521             Facsimile: 212-547-5444                   Attention: Dan Shamgar
                                                                                Facsimile: 972 (3) 610-3111

         Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, shall be deemed to be received on the fifth business day after so mailed, and if delivered by courier or facsimile to such address, upon delivery during normal business hours on any business day.

         8.4. Termination of Representations, Warranties, etc. The respective representations and warranties contained in Articles II and III shall expire with, and be terminated and extinguished by, the Merger at the time of the consummation thereof on the Effective Time. This Section 8.4 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after termination of this Agreement.

         8.5. Table of Contents and Captions. The table of contents and captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any article, section, or paragraph hereof.

         8.6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

         8.7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

         8.8. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware; provided, however, that (a) any matter involving the internal corporate affairs of OptiSystems or any party hereto shall be governed by the provisions of the jurisdictions of its incorporation and (b) the form and content of the Merger and the consequences of the filing thereof shall be governed by the Companies Law.

         8.9. Public Announcements. The parties agree that before the Effective Time that they shall consult with each other before the making of any public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby, and to obtain the prior approval of the other party as to the content of such announcement, which approval shall not be unreasonably withheld. However, the foregoing shall not apply to any announcement or written statement which, upon the written advice of counsel, is required by law to be made, except that the party required to make such announcement shall, whenever practicable, consult with and solicit prior approval from such other party concerning the timing and content of such legally required announcement or statement before it is made.

         8.10. Definitions. The following terms are defined in the indicated place:

         TERM                                                                             SECTION
         ----                                                                             -------
         Agreement                                                                        Premises
         Applicable Environmental Laws                                                    2.17.3.
         BMC                                                                              Premises
         Closing                                                                          1.2.
         Closing Date                                                                     1.2.
         Companies Law                                                                    Premises
         Commission                                                                       2.5.
         Effective Time                                                                   1.3.
         Encumbrance                                                                      2.4.
         ERISA                                                                            2.20.8.
         Exchange Act                                                                     3.2.2.
         Exchange Agent                                                                   1.5.2.
         Governmental Entity                                                              2.2.2.
         Grants                                                                           2.27.
         HSR Act                                                                          2.2.2.

         Intellectual Property                                                            2.11.1.
         Investment Center                                                                2.2.2.
         Investment Company Act                                                           2.23.
         Israeli GAAP                                                                     2.5.
         Licenses                                                                         2.13.1.
         Marketing Agreements                                                             2.13.2.
         Material Adverse Effect or Material Adverse Change                               1.4.
         Merger                                                                           Premises
         Merger Consideration                                                             1.5.1.(c)
         Merger Proposal                                                                  4.2.1.
         Merger Sub                                                                       Premises
         Merger Sub Notice                                                                1.3.
         OCS                                                                              2.2.2.
         Optionholder                                                                     1.7.
         OptiSystems                                                                      Premises
         OptiSystems Board Recommendation                                                 4.2.3.2
         OptiSystems Disclosure Schedule                                                  2.3.
         OptiSystems Employees                                                            7.3.
         OptiSystems General Meeting                                                      4.2.3.1
         OptiSystems Option Agreements                                                    1.7.
         OptiSystems Options                                                              1.7.
         OptiSystems Option Plans                                                         1.7.
         OptiSystems Reports                                                              2.5.
         OptiSystems Plans                                                                2.7.1.
         OptiSystems Share Certificate                                                    1.5.4.
         OptiSystems Shareholder Undertakings                                             Premises
         OptiSystems Shares                                                               1.5.5.
         OptiSystems Transactional Proposals                                              4.3.6.
         OptiSystems Warrants                                                             1.8.
         Per Share Merger Consideration                                                   1.5.1(c)
         Proxy Statement                                                                  2.22
         Required OptiSystems Shareholder Vote                                            2.2.1.
         Securities Act                                                                   2.5.
         Significant OptiSystems Shareholders                                             Premises
         Software Programs                                                                2.11.1.
         Stock Option Agreements                                                          Premises
         Stock Option Shareholders                                                        Premises
         Tax or Taxes                                                                     2.10.1.
         Tax Returns                                                                      2.10.1
         Technical Documentation                                                          2.12.
         Underwriter Warrants                                                             1.8.
         Warrantholder                                                                    1.8.

                            [Signature page follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Merger to be duly executed as of the date first above written.


                                     BMC SOFTWARE, INC.


                                     By:
                                        ----------------------------
                                     Name:
                                     Title:


                                     HANSEN ACQUISITIONS LTD.



                                     By:
                                        ----------------------------
                                     Name:
                                     Title:


                                     OPTISYSTEMS SOLUTIONS, LTD.


                                     By:
                                        ----------------------------
                                     Name:
                                     Title:

                                     By:
                                        ----------------------------
                                     Name:
                                     Title: